Greektown Superholdings, Inc., 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

Greektown Superholdings, Inc. Adopts a Shareholder Rights Plan

DETROIT, MI, December 31, 2012 — Greektown Superholdings, Inc. (“Greektown” or the “Company”) announced today that its Board of Directors has adopted a Shareholder Rights Plan.

The Rights Plan is intended to protect Greektown  and its stockholders from efforts to obtain control of Greektown  that the Board of Directors determines are not in the  best interests of Greektown and its stockholders, and to enable all stockholders to realize the long-term value of their investment in Greektown.  In general terms, it works by imposing a significant penalty upon any person or group that acquires 25% or more of the voting capital stock of the Company without approval of the Board of Directors or without entering a Minority Shareholder Protection Agreement (described below).

Under the Shareholder Rights Plan, common share purchase rights will be distributed as a dividend at the rate of one Right for (a) each share of capital stock issued and outstanding on the record date, which will be the close of business on January 15, 2013, (b) each share of preferred stock issuable upon exercise of the Company’s outstanding warrants to purchase preferred stock and (c) each share of preferred stock that has been accrued as a dividend upon the Company’s outstanding preferred stock.  The distribution/payment date of the Rights dividend will be January 24, 2013, but such distribution/payment date may be delayed or suspended if required by the Michigan Gaming Control Board.  The Company believes that the distribution/payment of the Rights dividend does not contravene any Michigan Gaming Control Board order or any regulation, but has requested guidance from the staff of the Michigan Gaming Control Board.

Each Right entitles the holder to purchase from the Company three-quarters (0.75) of a share of Series A-1 Common Stock of the Company initially at a price equal to the current market value of three-quarters of a share of Series A-1 Common Stock.  The Rights will continue to be represented by, and trade with, the Company’s capital stock certificates unless the Rights become exercisable.

The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 25% or more of the Company’s voting stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 25% percent or more of the Company’s voting stock.  A person that otherwise would cause the Rights to become exercisable by exceeding these thresholds can avoid causing the Rights to become exercisable by signing a Minority Shareholder Protection Agreement in the form attached to the Shareholder Rights Plan.  Existing shareholders that hold more than the 25% threshold may avoid triggering the exercisability of the Rights by complying with the covenants in the Minority Shareholder Protection Agreement.

The Minority Shareholder Protection Agreement provides that the signing shareholder and its affiliates (1) is only entitled to nominate, whether directly or indirectly, less than 50% of the board of directors of the Company and with respect to votes for directors other than their nominees for less than 50% of the board of directors the signing shareholder must cast its votes in the same proportion as the votes not controlled by the signing shareholder, (2) may not engage in transactions with the Company (including mergers and other transactions to extract value from its relationship with the Company) without approval of the majority of the members of the board of directors who are not nominated by the signing shareholder and its affiliates and approval of 2/3rds of the votes of shareholders other than the signing shareholder and its affiliates, and (3) will only be allowed to cast 29.9% of the total votes of the Company’s capital stock with respect to any matter other than the election of directors (votes above 29.9% controlled by the signing shareholder and its affiliates would be cast in the same proportion as the votes not controlled by the signing shareholder).  Additionally, the Minority Shareholder Protection Agreement provides for a standstill to prevent the acquisition of additional shares by the signing shareholder and its affiliates.

Under certain circumstances, the Rights may be redeemed for $0.00001 per right at the option of the Board of Directors. If not redeemed, the Rights will expire on December 30, 2015.

Generally, if the Rights become exercisable, then each stockholder, other than the stockholder whose acquisition has caused the rights to become exercisable, is entitled to purchase three-quarters of a share of a Series A-1 Common Stock for each right owned, at a purchase price equal to 50% of the then current market value of three-quarters of a share of Series A-1 Common Stock.  In addition, if, after the Rights become exercisable, the Company is acquired in a merger or other business combination, or 50% or more of its assets or earning power are sold, each Right will entitle the holder to purchase, for a purchase price equal to the then current market value of a share of Series A-1 Common Stock, a number of shares of common stock of the entity engaging in the transaction obtained by dividing the then current market value for three-quarters of a share of Series A-1 Common Stock by 50% of the then-current market value of the common stock of the entity engaging in such transaction.

In addition to the adoption of the Shareholder Rights Plan, the Greektown Board of Directors has adopted amendments to the Company’s bylaws adding certain procedural requirements to action of stockholders by majority consents, providing that only the chairman of the Board of Directors, the chief executive officer or a majority of the Board of Directors have the right to call special meetings of the stockholders, fixing the minimum number of directors of the Board of Directors at seven, and providing that bylaws may be amended only by action of a majority of the Board of Directors or a vote of stockholders having at least two-thirds of the voting power of the outstanding capital stock.

Details regarding the Shareholder Rights Plan and the bylaw amendments will be contained in a Form 8-K to be filed by Greektown with the U.S. Securities and Exchange Commission.

About Greektown Superholdings, Inc.

Greektown Superholdings, Inc. operates, through its subsidiaries, the Greektown Casino-Hotel. Located in the heart of Detroit’s Greektown Dining and Entertainment District, Greektown Casino-Hotel opened on November 10, 2000. Greektown Casino-Hotel offers such amenities as Asteria, The Fringe, Shotz Sports Bar & Grill, Bistro 555, Brizola and a VIP lounge for players. Greektown Casino-Hotel opened its 400-room hotel tower in February 2009 and became the first Michigan casino to debut a smartphone application. For more information, visit greektowncasinohotel.com.

Media Contact:
Greektown Superholdings, Inc.
Lloryn Love
313-223-2999, ext. 5455
llove@greektowncasino.com

Investor Contact:
Greektown Superholdings, Inc.
Glen Tomaszewski
Senior Vice President, Chief Financial Officer and Treasurer
313-223-2999, ext. 5467
gtomaszewski@greektowncasino.com